Exhibit 10.17

AGREEMENT BETWEEN OWNER AND CONTRACTOR

THIS AGREEMENT (hereinafter referred to as the “Construction Agreement “) is made and entered into as of the 5th day of February, 2013, by and between STOCKBRIDGE/SBE HOLDINGS, LLC a Delaware limited liability company (hereinafter referred to as “Owner”) and PENTA BUILDING GROUP, LLC a Nevada limited liability company (hereinafter referred to as “Contractor”) for the project commonly known as the SAHARA HOTEL RENOVATION (hereinafter referred to as the “Project”). The Architect who shall prepare the plans and specifications for the Project shall be GENSLER ARCHITECTURE, DESIGN & PLANNING, PC dba GENSLER OF NEVADA or such other entity or individual designated by Owner.

The address of Owner is:	c/o SBE Entertainment Group
8000 Beverly Boulevard
Los Angeles, California 90048
Attention: Joe Faust

The address of Contractor is:	181 East Warm Springs
Las Vegas, Nevada 89119

The Site of the Project is:	2535 Las Vegas Blvd South
Las Vegas, Nevada 89109

The address of the Architect is:	3883 Howard Hughes Parkway
Suite 650
Las Vegas, Nevada 89169

FOR AND IN CONSIDERATION of the covenants and conditions herein contained, the receipt and sufficiency of which is hereby acknowledged by and between the parties hereto, Owner and Contractor agree as follows:

1. General Conditions. The General Conditions for Construction Contract attached to this Construction Agreement is agreed to by Owner and Contractor and is attached hereto as Exhibit “A” and by this reference incorporated herein and made a part hereof (said general conditions are hereinafter referred to as the “General Conditions”). All definitions contained in the General Conditions shall apply to the terms used in this Construction Agreement and such terms shall carry the meanings set forth in the General Conditions.

2. Performance of Work. The Contractor shall perform the Work as required by the Contract Documents. During the performance of the Work Contractor shall employ a Project Executive, Project Manager, Construction Superintendent and necessary assistants who shall each have sufficient experience and competence to perform their responsibilities. The Project Executive shall be available to Owner at all times during the progress of the Work. The Project Manager, Construction Superintendent and necessary assistants shall be in attendance at the Site at all necessary times during the progress of the Work, shall attend meetings as the Owner reasonably requests, shall report to the Owner on the progress of the Work and shall be available to consult with the Owner and Architect. The Project Executive, Project Manager and Construction Superintendent are deemed “Key Personnel” to the proper completion of the Work, and shall not be replaced, except with the prior written consent of Owner, but shall be promptly replaced if they become unsatisfactory to Owner and any replacement of any of said individuals shall be subject to Owner’s prior written approval. Contractor shall be deemed in default hereunder in the event a satisfactory replacement is not immediately available.

3. Commencement and Completion. The Contractor shall commence the Work on a date (hereinafter referred to as the “Commencement Date”) that is within five (5) days after receipt of a notice from Owner to commence the Work (hereinafter referred to as the “Notice to Proceed”) which will be accompanied by evidence of Owners loan and equity funds for the Project. The Work shall be Finally Completed within seventeen (17) months after the Commencement Date. Said date is herein referred to as the “Completion Date” and all references to the Completion Date in the General Conditions shall be deemed to mean said date as same may be extended pursuant to the Contract

Documents. By way of example, if the Notice to Proceed is received by Contractor on February 1, 2013 and the Commencement Date is February 5, 2013, the Completion Date shall be July 5, 2014. Notwithstanding anything to the contrary contained in the Construction Contract, in the event a Notice to Proceed has not been received by Contractor on or before July 31, 2013, this Construction Contract shall be automatically terminated. The Work shall be prosecuted in accord with the Construction Progress Schedule attached hereto as Exhibit “B” and by this reference incorporated herein. Said schedule is the Construction Progress Schedule referred to in the General Conditions. The Contractor shall anticipate situations which would cause any Subcontractor difficulty in completing any portion of the Work within the time described in the Construction Progress Schedule. If the Work is not Finally Completed prior to the Completion Date, as same may be extended, then, Contractor shall pay to Owner as liquidated damages and not as a penalty a sum equal to: (a) Fifteen Thousand Dollars and No Cents ($15,000.00) per day for each day that the Work is not Finally Complete commencing on the Completion Date and continuing for the next succeeding thirty (30) days thereafter, plus (b) a sum equal to Twenty Thousand Dollars and No Cents ($20,000.00) per day for each day that the Work is not Finally Complete commencing on the thirty-first (31st) day after the Completion Date and continuing for the next succeeding twenty (20) days thereafter; plus (c) a sum equal to Fifty Thousand Dollars and No Cents ($50,000.00) per day for each day after the fiftieth (50th) day after the Completion Date that the Work is not Finally Complete. In the event any portion of the Work is not Finally Completed prior to the Completion Date, as same may be extended, Owner shall retain all future sums payable to Contractor until the Work is Finally Complete and Owner may deduct from any payment then due to Contractor the amount of payments which Contractor will be obligated to pay to Owner due to the aforesaid liquidated damages and any other amount permitted under the Construction Agreement. No credit to the damages shall lessen or diminish any obligation or responsibility of Contractor under the Contract Documents. The parties hereto acknowledge and agree that the Owner and the Hotel Operator are commencing a program of marketing for the benefit of the Project and the Owner and the Hotel Operator have obtained financing all of which require a timely completion of the Work. The parties hereto further acknowledge that damages for the late completion are not readily ascertainable at the time of the signing of this Construction Agreement and thus the parties acknowledge and agree that it is beneficial to provide for liquidated damages to be computed as set forth above to be assessed in lieu of any other damages for such late completion; provided, however, such limitation shall not be deemed to limit any remedy of Owner in the event of a default of Contractor other than a failure to complete the Project on or before the Completion Date. Contractor shall indemnify and hold Owner harmless from and against any attorneys’ fees expert fees, court costs, and any other expenses of litigation incurred in successfully recovering any liquidated damages under this Paragraph 3.

For the purposes of this Paragraph 3, the Work shall be deemed Finally Completed upon compliance with the requirements of Final Completion as described in Section 6.8 of the General Conditions.

4. Contract Sum.

A. The Owner shall pay the Contractor for the performance of the Work, the total of the Contractor’s Fee, the General Conditions Cost, the Contingency, to the extent application is approved by Owner the Insurance Cost and the Cost of the Work, all as hereinafter set forth. Said sum as adjusted pursuant to the Contract Documents is hereinafter referred to as the “Contract Sum” and all references to the Contract Sum in the General Conditions shall be deemed to refer to the aforesaid Contract Sum, provided however, that absent any modification of the Contract Sum by Change Order, the Contract Sum shall not in any event or for any reason whatsoever exceed One Hundred Seventy Four Million Four Hundred Thousand Seven Hundred Twenty Five Dollars and No Cents ($174,400,725.00) (said amount is hereinafter referred to as the “Guaranteed Maximum Price”). The Contractor’s Fee shall be the amount of Four Million Nine Hundred Fifteen Thousand Eighty Four Dollars and No Cents ($4,915,084.00) the General Conditions Cost shall be the amount of Five Million Eight Hundred Sixty Seven Thousand Nine Hundred Nine Dollars and No Cents ($5,867,909.00), the Contingency shall be the amount of Seven Million Five Hundred Sixty Seven Thousand Two Dollars and No Cents ($7,567,002.00) and the Insurance Cost shall be an amount equal to Zero point Seven Two Percent (0.72%) of the sum of the Cost of the Work, plus the Contractors Fee, plus the General Condition Cost. When reference is made to the Contractor’s Fee, the General Conditions Cost or a Contingency in the Construction Contract, same shall be deemed to refer to the above stated amounts. The Owner and Contractor acknowledge that the Contractor’s Fee and the General Conditions Costs are not subject to audit. Payment of the Contract Sum shall be made monthly as provided in the General Conditions provided the Contractor shall submit an application for payment as so required on the 25th day of each month during the progress of the Work (said day is hereinafter and in the General Conditions referred to as the “Application Date”).

B. The Owner and Contractor acknowledge and agree that the Plans and Specifications will be modified by the conceptual changes reflected in Exhibit “C” attached hereto and by this reference incorporated herein (hereinafter referred to as the “Conceptual Changes”). All references in the Construction Contract to the Plans and Specifications shall be deemed to refer to the Plans and Specifications as so modified by the Architect to include all changes necessary to incorporate the Conceptional Changes.

C. The Owner and Contractor agree that the Guaranteed Maximum Price includes the allowances set forth on Exhibit “D” attached hereto and by this reference incorporated herein (hereinafter referred to as the “Allowances”). Should the actual cost of any item so listed on said Exhibit “D” be in excess of the applicable Allowance, the Guaranteed Maximum Price shall be increased by said amount. Should the actual cost of any item so listed on said Exhibit “D” be less than the applicable Allowance the Guaranteed Maximum Price shall be reduced by said amount.

D. The Owner and Contractor acknowledge and agree that Contract Sum is based upon the Qualifications attached hereto as Exhibit “E” and by this reference incorporated herein

E. The Owner’s Representative may issue Project Bulletins to the Contractor, which, subject to the unavailability of information, Contractor shall respond to within five (5) days of the date of issue of each such Project Bulletin. The Contract Sum and Guaranteed Maximum Price set forth above is subject to adjustment only by a written Change Order signed by the Owner and shall not be increased as a result of any default by Contractor or any Subcontractor. Notwithstanding any provision to the contrary contained in the Contract Documents, a written Change Order increasing the Contract Sum or Guaranteed Maximum Price may be executed on behalf of Owner only by those individuals specifically authorized by Owner for such purpose. Prior to the commencement of the Work, Owner shall advise Contractor of those individuals authorized to execute a Change Order increasing the Contract Sum or the Guaranteed Maximum Price, which authorization may be amended from time to time in writing by Owner; provided, however, any such amendment shall not effect any previously authorized Change Order.

F. The Contractor’s Fee set forth above is not subject to increase or decrease for any reason whatsoever, regardless of any changes to the Contract Sum; provided, however, in the event the Contract Sum is increased by Change Orders by an amount in excess of Seven Million Five Hundred Thousand Dollars and No Cents ($7,500,000.00) (hereinafter referred to as the “Threshold”), the Contractor shall be entitled to a Contractor Change Order Fee as provided at Section 7.17B of the General Conditions. Upon Final Completion an accounting of the Contract Sum, including all Cost of the Work, General Conditions Cost, approved Contingency expenditures, and Contractor’s Fee shall be made by the Contractor and presented to the Owner. Except as provided in this Paragraph, the Contractor shall not be entitled to any fee in connection with a Change Order. At the sole and absolute discretion of the Owner, the Owner may increase the Contractor’s Fee to reflect a bonus due to savings based upon the satisfactory performance of cost, schedule, and quality parameters of the project, provided that this sentence shall not be deemed to infer, in any manner whatsoever, that Contractor is entitled to any increase in the Contractor’s Fee for any reason what so ever, other than for certain Change Orders as specifically provided in this Paragraph and Owner may at its sole and absolute elect not to increase the Contractor’s Fee to reflect such a bonus.

G. The Contract Sum shall be the sole remuneration payable to Contractor by Owner and includes a Contingency in the amount set forth above. Contractor shall have the right to expend the Contingency to increase the allocation for items contained in the Trade Payment Breakdown or which would be includable in the Cost of the Work, for such circumstances as strikes, unanticipated estimating variances differing site conditions and for items not foreseen in the scope of the Work or the logical extensions thereof; provided, however, any expenditure of any portion of the Contingency shall require the prior written approval of the Owner, which approval shall not be unreasonably withheld. The Contingency shall be expended only in proportion to the percentage of completion of the Work. The following items shall be included as the Cost of the Work:

(1) Materials and equipment incorporated in the completed construction and supplies consumed in the prosecution of the Work, at prevailing prices.

(2) Net rentals of automobiles or equipment supplied either by Contractor or by other sources, including cost of transportation, taxes, insurance, unloading and return of same to point of origin, as may be required; provided, however, rental charges for equipment owned by the Contractor shall not exceed the fair market value of said equipment. Rental rates for Contractor supplied automobiles or equipment shall be based upon market values or seventy (70%) percent of the Association Equipment Distributors Green Book rates established for the then current year, whichever is lower. Rental rates for same supplied by any other sources shall be at market values in the locality of the Work. Rental rates shall be at the lowest applicable period rate (daily/weekly/monthly) and only for the period such automobiles or equipment are required for prosecution of the Work. Contractor shall provide Owner with a listing of rented items along with a copy of rental agreements.

(3) Costs of tools not customarily owned by construction workers and provided by Contractor for performance of the Work, less salvage value of such tools not fully consumed in performance of the Work and the cost of maintenance and necessary running repairs of such tools and equipment used in the prosecution of the Work; provided, however, at the Final Completion of the Work or when no longer required, all such tools, supplies and equipment shall be sold and all sums or allowance realized thereon shall be credited to Owner. Contractor shall provide Owner with a list of tools purchased for the Work along with a copy of purchase orders or agreements.

(4) Transportation cost, trucking, freight delivery and at standard rates (no express charges shall be incurred without Owner’s prior written approval) incurred in connection with the Work.

(5) Premiums for bonds, to the extent required by Owner or Contractor pursuant to the General Conditions and obtained by the Contractor with respect to the Project or required under the Contract Documents; fees for permits, licenses and royalties required and damages assessed for infringement of patents of materials, equipment, products or processes specifically required by the Contract Documents (provided that Contractor has not willfully infringed on any such patents or has not been grossly negligent in connection with any such infringement) and for rental deposits lost through causes other than Contractor’s fault or negligence.

(6) Payment made by Contractor for Workmen’s Compensation Insurance, unemployment insurance and social security taxes with respect to labor actually engaged in the Work, sales taxes, use taxes, employee head taxes, lease taxes, temporary disability insurance, retailer occupation taxes, and all other applicable Federal, State or local taxes on materials, labor or services furnished or other taxes arising out of performance of the Work other than income or excise taxes with respect to the Contract Sum payable to Contractor; the proportionate share of Contractor’s umbrella liability insurance based upon the proportion of the Work under the Contract Documents to all work insured under such umbrella liability insurance (such proportionate share to be established by a certificate or certificates furnished to Owner from time to time by insurance broker).

(7) Costs incurred in connection with the off Site storage and warehousing of materials purchased with Owner’s consent and received for the Work in advance of their need, provided Owner has theretofore received and approved satisfactory evidence of title, insurance and transportation to the Site.

(8) All amounts paid to Subcontractors in accordance with Subcontracts.

(9) All charges incurred for labor and materials as the result of alterations in Work required to be made due to Change Orders.

(10) Costs made necessary by any Laws, except as they result from the gross negligence, fault or wilful act or omission on the part of Contractor.

(11) Costs of the Quality Control Program described in Section 5.8 of the General Conditions.

(12) Costs incurred in the performance of guarantee, warranty, or corrective Work required by the Contract Documents, before or after Final Completion, not paid by or recoverable from Subcontractors.

(13) Costs incurred due to an emergency affecting the safety of persons and property. Removal of debris left by other contractors hired by Owner or others is not a part of this Construction Agreement.

(14) Legal fees and expenses incurred in connection with the protection of the Owner’s interest and the protection of the Work, including, without limitation, cost of discharging liens, enforcement of subcontracts, appearances before boards, commissions or government authorities, and incurred in connection with other similar matters, upon the prior written approval of Owner, but exclusive of: (i) legal fees and expenses incurred in connection with activities, discussions, matters, negotiations or litigation between the Owner and Contractor; and (ii) matters occasioned by the fault or negligence of Contractor or any Subcontractor.

(15) Such other costs and expenses as are described in the Construction Contract, including such costs and expenses to be borne by Contractor as provided in the Contract Documents, or costs as may be approved in writing by the Owner; provided, however, all components included within the Cost of the Work shall not be at rates higher than the standard paid in the locality of the Site, without the prior consent of Owner.

Provided, however, there shall be deducted from the Cost of the Work and credited to the Owner, any and all discounts, rebates or refunds received by Contractor, and any returns from sales of surplus materials, supplies, equipment or salvage.

H. Notwithstanding anything contained in the Construction Contract to the contrary, the Cost of the Work shall not include: (i) any portion of Contractor’s overhead and general expense, including but not being limited to, expenses or salaries of Contractor’s officers or employees (other than construction workers as specifically provided in Paragraph 4F) whether employed in the main or any branch office of Contractor or specifically assigned to the Project; (ii) any part of fixed capital, including interest on Contractor’s capital, or on monies borrowed; (iii) costs to Contractor of supervision and administration of construction activities both on and off the Site; (iv) Contractor’s costs to repair non-conforming or defective work, excluding Work deemed defective due to governmental interpretations that differ materially from currently known standards; (v) Contractor’s federal, state or municipal income and franchise taxes; (vi) costs due to the negligence of Contractor, any Subcontractor, anyone directly or indirectly employed by any of them, or for whose acts any of them may be liable, including but not limited to, costs of disposal of materials and equipment wrongfully supplied, excess costs of material or labor, or making good any damage to property; (vii) legal fees and related expenses not specified in clause (14) above or otherwise specifically approved by Owner in writing; (viii) costs of negotiations with Owner, including but not limited to costs of bidding; (ix) costs of General Condition Items; (x) all costs of insurance except; and (xi) any amount not listed in Paragraph 4F and sum in excess of the Guaranteed Maximum Price. All costs and expenses necessary to complete the Work pursuant to the provisions of the Contract Documents in excess of the Guaranteed Maximum Price or excluded from the Contract Sum shall be borne by Contractor, and the Owner may withhold money otherwise due Contractor to cover any such cost already paid as part of the Contract Sum.

5. Contract Documents. Four (4) copies of the Contract Documents shall be signed by the Owner and the Contractor. If either the Owner or the Contractor do not sign the Plans and Specifications, or any of the other Contract Documents, the Architect shall identify such documents. By executing this Construction Agreement, the Contractor represents that it has visited and carefully examined the Site and familiarized himself with the local conditions under which the Work is to be performed.

6. Indemnification. To the extent permitted by law, the Contractor on behalf of itself, its agents, employees, each Subcontractor and any other person or entity employed by Contractor in connection with the Project (all of said parties are herein sometimes collectively referred to as the “Indemnitors” or individually as an “Indemnitor”), shall indemnify, protect, defend, save and hold the Owner, the Hotel Operator, the Lender, the Owner’s Representative, and the Architect and their respective agents, beneficiaries, employees, shareholders, officers, directors, members, partners and anyone else acting for or on behalf of any of them (all of said parties are herein collectively referred to as the “Indemnitiees”) harmless from and against all liability, damage, loss, claims, demands, actions and expenses of any nature whatsoever, including, but not limited to, attorney’s fees, expert fees, court costs, and any other expenses of litigation which arise out of or are connected with, or are claimed to arise out of or be connected with: (i) the negligent or wrongful performance of Work by the Indemnitors; (ii) any wrongful or negligent act or omission of the Indemnitors; (iii) any accident or occurrence which happens or is alleged to have happened in or about the place where any portion of the Work is being performed by the Indemnitors and which is caused or is alleged to have been caused in whole or in part by any negligent act or omission of the Indemnitors, (a) while the Indemnitors are performing the Work, either directly or indirectly through a Subcontractor or sub-subcontractor or material agreement, or, (b) while any of the Indemnitors’ property, equipment or personnel are in or about such place by reason of or as a result of the performance of the Work; or (iv) a violation of Law by an Indemnitor.

Without limiting the generality of the foregoing, the indemnity hereinabove set forth shall include all liability, damages, loss, claims, demands and actions on account of personal injury, death or property loss to any Indemnitee, any of Indemnitee’s employees, agents, contractors or subcontractors, licensees or invitees, any other contractor or subcontractor, their employees, agents, subcontractors or licensees or invitees or to any other persons, whether based upon or claimed to be based upon, statutory (including, without limitation, workmen’s compensation), contractual, tort or other liability of any Indemnitee. Without limiting the generality of the foregoing, the liability, damage, loss, claims, demands and actions indemnified against shall include all liability, damage, loss, claims, demands and actions for trademark, copyright or patent infringement, for unfair competition or infringement of any other so-called “intangible” property right, for defamation, false arrest, malicious prosecution or any other infringement of personal or property rights of any kind whatever arising out of failure of the Indemnitors to discharge the duties specified in the Contract Documents. In the event more than one of the Indemnitors are connected with an accident or occurrence covered by this indemnification, then each of such Indemnitors shall be jointly and severally responsible to the Indemnitees for indemnification and the ultimate responsibility among such Indemnitors for the loss and expense of any such indemnification shall be settled by separate proceedings and without jeopardy to any Indemnitee. The provisions of this indemnification paragraph shall not be construed to indemnify any Indemnitee for any loss or damage attributable wholly to the acts or omissions of any such Indemnitee or to eliminate or reduce any other indemnification or right which Owner, Owner’s Representative or Architect has by law.

The Contractor expressly understands and agrees that any performance bond or insurance protection required by the Contract Documents or otherwise provided with respect to the Project or the Work shall in no way limit the responsibility to indemnify, save and hold harmless and defend the Indemnitees as herein provided. No limitation on the amount or type of damages, compensation or benefits payable by or for the Indemnitors under workers’ or workmen’s compensation acts, disability benefit acts or other employee benefit acts shall limit the indemnity hereinabove provided. The provisions of this paragraph 6 shall survive any termination of the Construction Contract and completion of the Work.

Contractor and all Subcontractors agree to assume the entire liability for the failure to prosecute and complete the Work in accordance with the Plans and Specifications. To the extent permitted by law, Contractor and all Subcontractors agree to indemnify, hold harmless and defend Owner, Hotel Operator and their affiliated entities against any and all loss, expense, damage or injury, including court costs and reasonable fees of counsel, expert fees, court costs, and any other expenses of litigation sustained as a result of all such failure to prosecute and complete the Work in accordance with the Plans and Specifications.

Contractor and all Subcontractors agree to assume the entire liability for all personal injury and claims of personal injury suffered by their own employees, asserted by persons allegedly injured in connection with the Work, and hereby waive any limitation of liability whatsoever, including but not limited to limitations based upon the Worker’s Compensation Act. To the extent permitted by law, Contractor and all Subcontractors agree to indemnify, hold harmless and defend Owner and the Architect and their respective agents, officers, directors, beneficiaries, members, shareholders, partners and contractors and employees from and against any and all loss, expense, damage or injury, including court costs and reasonable fees of counsel, expert fees, court costs, and any other expenses of litigation sustained as a result of all such personal injury and claims of personal injury. In claims against any person or entity indemnified under this Paragraph 6 by an employee of an Indemnitor or anyone anyone directly or indirectly employed by them or anyone for whose acts they may be liable, the indemnification obligation under this Paragraph 6 shall not be limited by a limitation on amount or type of damages, compensation or benefits payable by or for the Indemnitor or the Indemnitors subcontractors under workers’ or workmen’s compensation acts, disability benefit acts or other employee benefit acts.

The obligations of the Contractor hereunder shall not extend to the liability of the Architect, his agents or employees, arising out of: (i) the preparation or approval of maps, drawings, opinions, reports, surveys, Change Orders, designs or specifications; or (ii) the giving of or the failure to give directions or instructions by the Architect, its agents or employees, provided that the giving or failure to give such direction or instruction is the primary cause of the injury or damage.

7. Insurance.

A. The Contractor shall purchase and maintain the following insurance issued in amounts required by law but in no event less than those specified below and shall require all Subcontractors to purchase and maintain the required insurance pursuant to Paragraph 7C hereof. No Work shall be commenced under this Construction Contract until Contractor and all requisite Subcontractors shall have obtained all of the following insurance and Owner shall have approved of same:

(i) Workmen’s Compensation in accordance with the laws of the state where the Site is located, including a broad form, all states endorsement, and Employers Liability in an amount not less than FIVE MILLION AND NO/100 ($5,000,000.00) DOLLARS.

(ii) Commercial General Liability Insurance

(a) Bodily Injury Liability in an amount not less than One Hundred Million Dollars and No Cents ($100,000,000.00) for injuries sustained by one or more persons in any one accident, but in any event not less than the limits provided by applicable law, statute or ordinance.

(b) Property Damage Liability in an amount not less than One Hundred Million Dollars and No Cents ($100,000,000.00) for each accident and One Hundred Million Dollars and No Cents ($100,000,000.00) aggregate for each year of the policy period.

(c) Above to include Blanket Contractual Liability, Completed Operations, Broad Form Property Damage, Elevator Liability, an Installation Floater, Independent Contractors, Personal Injury (employees exclusion deleted), and “X”, “C” and “U” exclusions deleted.

(d) Above to also include products and completed operations endorsement which shall be maintained for a term ending not sooner than TEN (10) years after Final Completion.

(iii) Commercial Automobile Liability

(a) Bodily Injury Liability in an amount not less than One Hundred Million Dollars and No Cents ($100,000,000.00) for injuries sustained by each person in any one accident and One Hundred Million Dollars and No Cents ($100,000,000.00) for injuries sustained by two or more persons in any one accident.

(b) Property Damage Liability in an amount not less than One Hundred Million Dollars and No Cents ($100,000,000.00) for each accident

(c) If any hazardous materials are to be transported, the automobile liability coverage shall include, but not be limited to, ISO endorsement form MCS-90 or equivalent acceptable to Owner, providing coverage for environmental and pollution claims, which shall include “any auto” coverage or owed, non-owned, leased and hired auto coverage.

(d) Above to include employer’s owned, non-owned, leased and hired car coverage.

(iv) Contractor shall maintain or cause Subcontractor(s) to maintain Contractor’s Pollution Liability insurance in an amount not less than Ten Million Dollars and No Cents ($10,000,000.00) Per Claim, Claims Expenses (including Defense Costs) within limits. Coverage shall include, but not be limited to, Bodily Injury and Property Damage from a pollution event, as defined by the policy, arising from covered operations or completed operations of the covered operations. An Environmental and Asbestos Abatement endorsement shall be provided by Contractor or Subcontractor(s) if the Work involves the removal or abatement of asbestos, the removal/replacement of underground tanks or the removal or handling of toxic chemicals, toxic substances or pollutants. At Owner’s election, Owner, Lender and Owner’s Representative shall be included on the policy as named insureds or as additional insureds by endorsement(s) acceptable to Owner and Lender. Contractor shall be responsible for any pollution-related loss associated with the operations or activities of Contractor or any Subcontractor of any tier performing Work at the Site. Owner may elect, at its sole discretion and cost, to require Contractor or Subcontractor(s) to maintain Pollution Liability insurance in an amount more than stipulated above.

B. The above required Commercial General Liability Insurance Policy and Commercial Automobile Liability Policy shall each be written on an occurrence form and contain an omnibus clause providing that the Owner’s Representative, the Hotel Operator, Lender and Owner are included as additional insureds. The limits of insurance herein required with respect to the above required Commercial General Liability Insurance Policy and Commercial Automobile Liability Policy may be provided by any combination of primary and excess (umbrella) policies, in conformance of the requirements herein set forth. The Contractor shall comply with all requirements of the insurers issuing said policies. The carrying of any of said insurance shall not be interpreted as relieving Contractor from any obligation under the Contract Documents. The Contractor may, with the prior written approval of Owner, which may be withheld at the sole discretion of the Owner, provide the required insurance coverage through a Contractors Controlled Insurance Program.

C. The Contractor shall require all Subcontractors to either enroll in Contractor’s Contractor Controlled Insurance Program for General Liability or directly provide General Liability Insurance, and to provide Statutory Workers Compensation, General Liability Insurance for off-site operations, Automobile Liability, Professional Liability (if applicable), and Pollution Liability in accordance with the appropriate limits recommended by the Contractor and approved by the Owner, at their sole cost and expense. At Owner’s election, Owner, Lender and Owner’s Representative shall be included on Subcontractor’s policies as named insureds or as additional insureds by endorsement(s) acceptable to Owner and Lender.

D. The Contractor shall require each of the Subcontractors’ policies to, and each of Contractor’s policies shall (i) be considered primary insurance to and without recourse to any similar insurance carried by Owner; and (ii) include Owner, Owner’s Representative, Architect, Hotel Operator and Lender, and such other parties with an insurable interest as may be from time to time designated by Owner as additional insureds, as required by Article 7B above. Contractor shall deliver to Owner and shall require each Subcontractor to deliver certificates of insurance evidencing compliance with this Construction Agreement in a form upon which the Owner may rely and otherwise reasonably acceptable to Owner, specifically stating that the insurance evidenced thereby is primary to any other valid and collectible insurance prior to the commencement of the Work and an endorsement to the policies of insurance to name Owner as an Additional Insured where applicable. Contractor shall maintain copies of such certificates at the Site.

E. Unless otherwise provided, the Owner shall purchase and maintain property insurance upon the entire Work at the Site to the extent of the replacement cost thereof, including items of labor and materials connected therewith, to the full insurable value thereof. This property insurance shall be written on the standard completed value form or its equivalent. This insurance shall include the interests of the Owner, the Owner’s Representative, Lender, the Hotel Operator and each Contractor and Subcontractor in the Work. Said insurance shall insure against Fire, Extended Coverage and All Risk perils. This policy of insurance may bear a deductible in an amount determined by Owner and such deductible shall be borne by the Owner. A copy of the certificate of said policy shall, upon written request therefor, be delivered by the Owner or the Owner’s Representative to the Contractor.

F. Any insured loss is to be adjusted with the Owner and made payable to the Owner as trustee for the insureds, as their interests may appear, subject to the requirements of Lender and of the Contract Documents. Except for the insurance required to be carried pursuant to Paragraph 7E above, if any policy of insurance includes a self insured retention or a deductible amount, Contractor shall be responsible for payment of such amounts in the event of loss, provided however in the event of the failure of Contractor to pay same, Owner may pay such amount Contractor will reimburse Owner, on demand for such payment, and Owner may deduct the amount of any such payment from any sums due Contractor.

G. If the Owner finds it necessary to occupy or use a portion of the Work prior to Final Completion, such occupancy shall not commence prior to a time mutually agreed to by the Owner or Owner’s Representative and Contractor. In the event of such occupancy the property insurance carrier shall be notified prior to occupancy.

H. The Owner as trustee shall have power to adjust and settle any loss with the insurers.

I. Neither Contractor, any Subcontractor, Owner’s Representative, nor the Owner shall be responsible for, nor shall they insure the property of other parties, including, but not limited to, tools and equipment, located at the Site. The Contractor shall be, and shall require each Subcontractor to be, responsible for providing theft or other insurance to protect their interest in materials in transit or in storage off the Site, unless covered by the insurance provided for in Paragraph 7E hereof.

J. Contractor shall maintain Contractors Equipment Floater Insurance for owned or leased equipment under its care, custody and control as required for the performance of Contractor’s duties. Such insurance shall be for the sole benefit of the Contractor and Contractor shall not relieve the Subcontractors of their responsibilities of maintaining insurance as required in Paragraph 7C. above.

K. The Owner may (but shall not be so obligated) purchase and maintain such insurance as will insure him against loss of use of his property or boiler and machinery due to fire or other hazards, however caused.

L. All insurance obtained by Contractor as herein required shall contain a provision that coverages afforded under said policies shall not be canceled or materially changed without at least sixty (60) calendar days written notice to Owner and Lender, and shall be underwritten with responsible insurance carriers rated not less than a Best’s rating of A-X and otherwise satisfactory to Owner and licensed to do business in the state where the Site is located.

M. All insurance required to be maintained by Contractor shall be primary to any other valid and collectible insurance.

N. To the extent covered by property insurance, Owner and Contractor waive all rights against: (i) each other and any of their Subcontractors, any Separate Contractor and their respective agents and employees, each of the other; and (ii) the Architect and its consultants and any party employed by Architect or by its consultants, if any, and any of their agents and employees, for damages caused by fire or other perils. Owner or Contractor, as appropriate, shall require all Subcontractors, Separate Contractors and employees of either of them, by appropriate agreement, written where legally required for validity, similar waivers each in favor of other parties enumerated herein. The policies shall provide such waivers of subrogation by endorsement or otherwise. A waiver of subrogation shall be effective as to the person or entity even though that person or entity would otherwise have a duty of indemnification, contractual or otherwise, did not pay the insurance premium directly or indirectly, and whether or not the person or entity had an insurable interest in the property damaged.

8. Small Work Election.

A. Notwithstanding anything in this Construction Contract to the contrary, the Owner may elect, by written notice to the Contractor (hereinafter referred to as the “Small Work Notice”) given not later Forty Five (45) days after the Commencement Date, to redefine the Project to be limited to the buildings, facilities and other improvements on the Site as shown on, or which are reasonably inferrable from the plans and specifications described on Exhibit “F” attached hereto and by this reference incorporated herein (hereinafter referred to as the “Small Work Plans”). In the event that the Owner so provides the Small Work Notice then: (i) all references to the Plans and Specifications in the Construction Contract shall be deemed to refer to the Small Work Plans; (ii) the Completion Date shall be amended to be Six (6) months after the Commencement Date ; (iii) the Threshold shall be amended to be Five Hundred Thousand Dollars and No Cents ($500,000.00); (iv) The Guaranteed Maximum Price shall be amended to be Fourteen Million Seven Hundred Fifty Eight Thousand Two Hundred Ninety Three Dollars and No Cents ($14,758,293.00); (iv) the Contractor’s Fee shall be amended to be Six Hundred Thousand Fifty Six Dollars and No Cents ($600,056.00); (v) the General Conditions Cost shall be amended to be One Million Three Hundred Sixty Seven Thousand Four Hundred Forty Dollars and No Cents ($1,367,440.00), (vi) the Contingency shall be amended to be No Dollars and No Cents ($0.00); and Exhibits “B”, “D” and “E” shall be replaced with Exhibits “B-1”, “D-1” and “E-1”, respectively.

B. In the event that the Small Work Notice has been given pursuant to Paragraph A, above, the Owner may elect, by written notice to the Contractor (hereinafter referred to as the “Back to Big Notice”) given not later One Hundred and Twenty (120) days after the Commencement Date, to void the Small Work Notice, whereupon the Small Work Notice shall be null and void whereupon (i) all references to the Plans and Specifications in the Construction Contract shall be deemed to refer to the Plans and Specifications described on Exhibit “A to the General Conditions as modified by modified by the Architect to include all changes necessary to incorporate the Conceptional Changes; (ii) the Completion Date shall be amended to seventeen (17) months after the Commencement Date; (iii) the Threshold, Guaranteed Maximum Price, Contractor’s Fee, General Conditions Cost and the Contingency shall be as set forth in Paragraph 4 hereof and (iv) Exhibits “B”, “D” and “E” shall be reinstated and Exhibits “B-1”, “D-1” and “E-1” shall be void.

9. Time. All time limits stated in the Contract Documents are of the essence of the Contract.

10. Interpretation. The Construction Contract shall be construed in accordance with the laws of the State of Nevada and any controversy to be submitted to the Federal District Court for Nevada.

11. Owner’s Approval. Whenever provision is made herein or in the Contract Documents for the approval or consent of Owner, or that any matter be to Owner’s satisfaction, unless specifically stated to the contrary, such approval or consent shall be made by Owner or the Owner’s representative in its sole discretion and determination.

12. Waiver. No waiver of any breach of any obligation hereunder whether express or implied shall be construed as a waiver of or excuse for any subsequent breach hereunder. Unless specifically provided to the contrary in the Contract Documents, no term, condition or provision of the Contract Documents shall be deemed waived and no breach excused, unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented.

13. Captions. The captions herein and in the Contract Documents are for convenience only and are not to be construed as part of the Construction Contract or the Contract Documents, nor shall the same be construed as defining or limiting in any way the scope or intent of the provisions hereof.

14. Singular, Plural, Etc. Wherever in the Construction Contract the context so requires, the singular number shall include the plural number and vice versa, and any gender herein used shall be deemed to include the feminine, masculine or neuter gender, as the context so requires.

15. Notices. Notices, requests or demands by either party with respect to the Construction Contract shall be in writing and shall be personally served, forwarded by expedited messenger service or by nationally recognized overnight courier service, postage prepaid, and addressed to the parties at the addresses heretofore set forth. All notices, requests and demands shall be deemed received upon receipt, or if delivery is refused, upon attempted delivery. Copies of all notices to the Owner shall be concurrently sent to: Benjamin J. Randall, Randall & Kenig LLP, 455 North Cityfront Plaza Drive, Suite 2510, Chicago, Illinois 60611: Stockbridge Real Estate Partners II.LLC, 4 Embarcadero Center, Suite 3300, San Francisco, California 94111, Attn: Darren Drake; Andrew Winograd, Esq., 8000 Beverly Boulevard, Los Angeles, California 900448; Robert Shinn, 1420 Elizabeth Drive, Winter Park, Florida 32789, and Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, Attn: Thomas Patrick Dore, Jr. .

16. Construction Contract. This Construction Agreement is a construction contract entered into to provide for the construction of the Project and to define the rights, obligations and liabilities of the parties hereto. This Construction Agreement and any document or agreement entered into in connection herewith shall not be deemed to create any other relationship between Owner and Contractor. Contractor shall remain an independent contractor and shall not have any power to bind Owner or to assume or create any obligation, express or implied on behalf of Owner. Contractor acknowledges that Owner is not a partner or joint venturer of Contractor and that Contractor is not an employee or agent of Owner. Contractor agrees to hold Owner harmless and indemnify Owner from any and all damages resulting from any contrary construction of the relationship of the parties hereto.

17. Binding Effect. All previous negotiations and agreements between the parties hereto, with respect to the transaction set forth herein, are merged in this instrument and the Contract Documents which fully and completely express the parties’ rights and obligations. The covenants herein shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

18. Representations. The Contractor represents and warrants the following to the Owner, in addition to the other representations and warranties contained in the Contract Documents, as an inducement to the Owner to execute the Construction Contract, which representations and warranties shall survive the execution and delivery of the Construction Contract and the Final Completion of the Work: (i) that it and to the best of its knowledge, its Subcontractors are financially solvent and authorized to do business in the State where the Site is located and properly licensed by all necessary governmental and public and quasi-public authorities having jurisdiction over it and over the Work and the site of the Project; (ii) that its execution of the Construction Contract and its performance thereof is within its duly authorized powers; (iii) that there is no litigation pending or threatened (including proceedings under Title 11 of U.S. Code) against Contractor (except personal injury and property damage litigation fully covered by insurance) which have not been disclosed in writing to the Owner and approved by the Owner as not materially and adversely affecting the completion of the Project.

19. Entire Agreement. Contractor and Owner entered into that certain Agreement Between Owner and Contractor dated December 21, 2011 and an Amendment to Agreement to Agreement between Owner and Contractor dated March 28, 2012 and a Second Amendment to Agreement between Owner and Contractor dated October 31, 2012 (said Agreement as so amended is hereinafter referred to as the “Old Contract”). Owner and Contractor hereby acknowledge and agree that no construction work was preformed and no services were provided under the Old Contract and that the Old Contract is null and void and not of any force or effect. The Contract Documents constitute the entire agreement between the parties with respect to the subject matter; all prior agreements, representations, statements, negotiations and undertakings, including, but not limited to the Old Contract, are superseded hereby. No amendment to the Contract Documents, unless specifically provided for therein shall be effective unless it is in writing and signed by Owner and Contractor. The preparation of the Contract Documents has been a joint effort of the parties thereto and the resulting documents shall not, solely as a matter of judicial construction, be construed more severely against one of the parties than the other.

20. Subcontracting and Assignment. The Construction Contract may not be assigned or encumbered by Contractor, nor may Contractor subcontract the Work in whole or in part, unless in accordance with the provisions of the General Conditions. Contractor shall be as fully responsible to Owner for the acts, omissions, materials and workmanship of Subcontractors and their employees as for the acts, omissions, materials, and workmanship of Contractor. Contractor will bind every Subcontractor by written contract to observe all the terms of the Contract Documents to the extent that they may be applicable to such Subcontractors.

21. Partial Invalidity. If any term or provision of the Contract Documents shall be found by a court of competent jurisdiction to be illegal, unenforceable or in violation of the laws, statutes, ordinances or regulations of any public authority having jurisdiction thereof, then, notwithstanding such term or provision, the Contract Documents shall be and remain in full force and effect and such term shall be deemed stricken; provided, however, the Contract Documents shall be interpreted, when possible, to reflect the intentions of the parties as indicated by any such stricken term or provision.

IN WITNESS WHEREOF, this Construction Agreement is executed as of the day and year first above written.

OWNER:	STOCKBRIDGE/SBE HOLDINGS, LLC a Delaware limited liability company

	By:	/s/ Joe Faust
	Name:	Joe Faust
	Its:	SVP Development

	By:	/s/ Robert L. Shinn
	Name:	Robert L. Shinn
Its:

CONTRACTOR:	PENTA BUILDING GROUP, LLC a Nevada limited liability company

	By:	/s/ Jeffrey Ehret
	Name:	Jeffrey Ehret
	Its:	Manager